Exhibit 5.10

Deutsche Bank Aktiengesellschaft

Taunusanlage 12

60325 Frankfurt am Main

Germany

April 1, 2015

Deutsche Bank Aktiengesellschaft – $1,500,000,000 4.50% Fixed Rate Subordinated Tier 2 Notes due 2025

Ladies and Gentlemen:

In our capacity as counsel of Deutsche Bank Aktiengesellschaft (the “Bank”), we have advised the Bank as to matters of German law in connection with the offering and sale (the “Offer”) pursuant to a registration statement on Form F-3 (No. 333-184193) (the “Registration Statement”) and the prospectus dated September 28, 2012, as supplemented by the prospectus supplement dated March 27, 2015 (together, the “Prospectus”) of $1,500,000,000 aggregate principal amount of the 4.50% Fixed Rate Subordinated Tier 2 Notes due 2025 (the “Notes”) issued by the Bank pursuant to a Subordinated Indenture, dated May 21, 2013 (the “Base Subordinated Indenture”) as supplemented by the Second Supplemental Subordinated Indenture, dated April 1, 2015 (the “Supplemental Subordinated Indenture” and, together with the Base Subordinated Indenture, the “Subordinated Indenture”), in each case among the Bank, Wilmington Trust, National Association, as trustee and Deutsche Bank Trust Company Americas, as paying agent, transfer agent and registrar and authenticating agent (the “Agent”). This opinion relates solely to matters of German law.

For the purpose of this opinion we have examined the following documents:

(a)	the Articles of Association (Satzung) of the Bank as currently in force;

(b)	copies of the executed Subordinated Indenture and the Notes in global form as executed by the Bank and authenticated by the Agent;

(c)	copies of the Registration Statement, the post-effective amendment filed with the Securities and Exchange Commission (the “Commission”) on May 21, 2013 and the Prospectus;

(d)	a copy of the powers of attorney issued on behalf of the Bank by Anshuman Jain and Stefan Krause, members of the Management Board of the Bank, on August 28, 2012; and

(e)	such other documents as we have deemed necessary to enable us to give this opinion.

We have relied, as to matters of fact, on certificates of the responsible officers of the Bank and public officials. We have assumed that:

(i)	all signatures on all documents submitted to us are genuine and that copies of all documents submitted to us are complete and conform to the originals;

(ii)	the Subordinated Indenture and the Notes are valid, binding and enforceable under the laws of the State of New York, by which they are expressed to be governed, except that no such assumption is made as to the provisions in the Subordinated Indenture and the Notes that are stated to be expressly governed by German law;

(iii)	none of the documents furnished to us has been amended, supplemented or terminated; and

(iv)	the Subordinated Indenture and the Notes are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, except that no such assumption is made as to the authorization, execution and delivery of any such agreement by the Bank.

Based upon the foregoing, we are of the opinion that the Notes have been duly executed and delivered by the Bank under the law of Germany, and are valid, binding and enforceable agreements of the Bank, insofar as they are expressly stated to be governed by German law.

This opinion is subject to the following qualifications:

(A)	enforcement of the Notes may be limited by bankruptcy, insolvency, liquidation, reorganization, limitation and other laws of general application, or by governmental acts, relating to or affecting the rights of creditors;

(B)	enforcement of any agreement, instrument or document may be limited by any resolution measures exercised by the competent resolution authority under the relevant resolution laws and regulations applicable to the Bank; the resolution authority may also transfer assets and liabilities under an agreement, instrument or document to another legal entity (bridge bank) and/or amend the terms of any agreement, instrument or document;

(C)	enforcement of rights may be limited by statutes of limitation or lapses of time;

(D)	courts in Germany (assuming they accept jurisdiction) do not apply provisions of foreign law to the extent such provisions are obviously irreconcilable with essential principles of German law, in particular rights under constitutional law of Germany;

(E)	any judicial proceedings in Germany enforcing rights will be subject to the rules of civil procedure as applied by the courts in Germany, which inter alia and without limitation, might require the translation of foreign language documents into the German language; and

(F)	we do not express an opinion as to any rights and obligations the Bank may have or appears to have under the Notes against itself.

We hereby consent to the use of our name in the Prospectus under the heading “Legal Matters,” as counsel for the Bank who has passed on the validity of the Notes and to the filing of this opinion with the Commission as Exhibit 5.10 to the Bank’s Current Report on Form 6-K dated April 1, 2015. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

This opinion is furnished by us, as counsel of the Bank, in connection with the Offer and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written approval in each instance, or relied upon by any other person.

This opinion shall be governed by and construed in accordance with the laws of Germany.

Very truly yours,

/s/ Mathias Otto	/s/ Matthias von Tiesenhausen
Mathias Otto	Matthias von Tiesenhausen
Deputy General Counsel	Senior Counsel
Germany, Central & Eastern Europe	of Deutsche Bank AG
of Deutsche Bank AG

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